Exhibit 10.1

CONNETICS CORPORATION

and

PIERRE FABRE DERMATOLOGIE

LICENSE AGREEMENT

Clobetasol Propionate Mousse

CONFIDENTIAL

TABLE OF CONTENTS

1.	DEFINITIONS		1
	1.1	Definitions	1
	1.2	Interpretation	4
2.	GRANT OF LICENSE		5
	2.1	License to Know-how and Intellectual Property	5
	2.2	No License to Trademarks	6
	2.3	Exclusivity	6
	2.4	Restrictions on Licensee — European Union	6
	2.5	Restrictions on Licensee – Other Countries	6
	2.6	Sales Inquiries	6
3.	TERM OF LICENSE; ASSIGNMENT		7
	3.1	Term	7
	3.2	Assignment by PFD	7
	3.3	Assignment by Connetics	7
	3.4	Sublicenses	7
4.	CONSIDERATION		8
	4.1	Provision of Data and Regulatory Approvals Transfer	8
	4.2	Non-refundable; Non-creditable	10
	4.3	Sublicensing Revenue Payment to Connetics	10
	4.4	Royalties	10
	4.5	Records	12
	4.6	Audit	12
	4.7	Commencement of Commercial Sales	13
5.	LICENSE TO HAVE PRODUCT MANUFACTURED AND SUPPLY OF PRODUCT		13
	5.1	Terms of Product Manufacture – Know-how and Technology Transfer	13
	5.2	Supply of Product and Connetics’ Know-how and Technology	13
6.	WARRANTIES AND INDEMNITIES		14
	6.1	Representations and Warranties of Connetics	14
	6.2	Representations and Warranties of PFD	15
	6.3	Manufacture of Product	15
	6.4	Disclaimer of Warranties	16
	6.5	Indemnification of PFD	16
	6.6	Indemnification of Connetics	16
	6.7	Indemnification Procedure	17

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7.	COVENANTS		18
	7.1	Connetics’ Covenants to PFD	18
	7.2	PFD’s Covenants to Connetics	19
8.	PRODUCT DEVELOPMENT AND REGULATORY APPROVAL		23
	8.1	PFD Developments	24
	8.2	License to PFD Developments	24
	8.3	License to Connetics Developments	24
	8.4	Regulatory Filings	24
	8.5	Continuing Obligations for National Regulatory Approval Granted Via the European Mutual Recognition Procedure (MRP)	24
	8.6	Technical Documentation Maintenance	25
9.	INTELLECTUAL PROPERTY		25
	9.1	Improvements	25
	9.2	Patent Infringement	26
	9.3	Trademark and Patent Labeling	26
10.	REGULATORY COMPLIANCE AND REPORTING		27
	10.1	Government Inspection	27
	10.2	Adverse Events	27
	10.3	Notification and Recall	28
	10.4	Recall Expense	29
11.	CONFIDENTIALITY AND PUBLICITY		29
	11.1	Public Relations and Announcements	29
	11.2	Confidentiality	30
	11.3	Remedy	30
	11.4	Agreement Terms	30
12.	EXPORT CONTROLS		31
	12.1	Export Controls	31
	12.2	Ethical Business Conduct	31
13.	PIERRE FABRE TECHNOLOGY		32
	13.1	Right of Refusal	32
	13.2	Connetics’ Rights	32
	13.3	Sole Rights	33
	13.4	Alternative Technology	33
	13.5	Term of Right of Refusal	33
14.	TERMINATION		33
	14.1	Termination	33
	14.2	Effect of Termination	34
15.	GENERAL		36

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15.1	Severance	36
15.2	Waiver	36
15.3	Governing Law	36
15.4	Dispute Resolution	36
15.5	Force Majeure	37
15.6	Entire Agreement	37
15.7	Amendment	37
15.8	Notices	38
15.9	Payments	38
15.10	Independent Contractor	38
15.11	Language; Interpretation	39
15.12	Counterparts	39

List of Exhibits

Exhibit A	Permitted Use

Exhibit B	Intellectual Property

Exhibit C	Third Party License

Exhibit D	Minimum Annual Sales

Exhibit E	Adverse Event Reporting Procedure

Exhibit F	Listed Manufacturers

Exhibit G	Terms for Inclusion in Contract with Listed Manufacturer

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     This LICENSE AGREEMENT (the “Agreement”), effective as of September 29, 2004 (“Effective Date”) is made by and between:

     CONNETICS CORPORATION, a Delaware corporation, having its principal place of business at 3290 West Bayshore Road, Palo Alto, California, U.S.A. 94303 (who together with its subsidiary, Connetics Australia Pty Ltd., is referred to as “Connetics”);

     and

     PIERRE FABRE DERMATOLOGIE, a Société par Actions Simplifiée incorporated in France, having its principal place of business at 45, place Abel Gance 92100 Boulogne (France) (referred to as “PFD”).

     Connetics and PFD are sometimes referred to individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A.	Connetics is the licensee of worldwide rights to an aerosol quick-break foam product containing 0.05% clobetasol propionate (“Product”) with right to sublicense, and possesses certain trade secrets, know-how and other intellectual property rights pertaining to the Product as defined in this Agreement.

B.	PFD has requested that Connetics grant PFD an exclusive license under the Connetics’ license and Know-how (as defined below), with right to sublicense, to enable PFD to market, have manufactured, sell and use the Product for the treatment or prevention of skin dermatoses in humans in all countries comprising the Territory (as defined in this Agreement).

C.	The Parties have executed on December 5, 2003 a Term Sheet setting forth the basis on which the Parties intend to conclude an agreement for PFD to license the Product in the Territory (hereinafter the “Term Sheet”).

NOW, THEREFORE, IN CONSIDERATION of the premises and the mutual covenants and agreement contained in this Agreement, the Parties agree as follows:

1 DEFINITIONS

1.1 Definitions

     In this Agreement, unless the subject or context otherwise requires the following capitalized terms shall have the meanings set forth below:

     “ADE” shall mean adverse drug event as set forth in Section 10.2 of this Agreement.

     “Affiliate” means any corporation or other business entity controlled by, controlling or under common control with a Party to this Agreement. For this purpose “control” shall mean (i)

direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock, or (ii) a fifty percent (50%) or more interest in the income of such corporation or other business entity or (iii) direct or indirect power to direct or cause the direction of the management and policies by any means whatsoever.

     “Application for Marketing Approval” means application by PFD or its Affiliate for any approvals or registrations required by any country or state in the Territory for the purposes of enabling the sale of the Product in that country or state.

     “Associated Person” means any officer or director of PFD, any Affiliate of PFD or any person having the power to exercise or control the exercise of the voting power of any other person to thereby affect directly or indirectly the ownership of the outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) of such Affiliate.

     “Business Day” means any day on which banks are open for business in California, U.S.A. and in Paris, France.

     “Commencement of Commercial Sales” means the first arm’s length sale of the Product by PFD, its Affiliates or a permitted sublicensee of PFD to a third party forming part of a continuous program or campaign designed to market the Product in any country or state in the Territory.

     “Confidential Information” includes the Know-how, the terms of this Agreement, and all and any information relating directly or indirectly to the Product including, but without limitation, the identity and composition of ingredients for producing or manufacturing the Product, formulae for the Product, methods of producing or manufacturing the Product and costs of manufacturing the Product, information relating to the packaging, selling and marketing of the Product including the cost thereof and pricing information, whether such information is provided orally or in writing or by means of photographs, computer disks, computer tapes, or any other form, manner or mode but does not include:

(a)	Any written information relating to the Product which PFD can prove beyond reasonable doubt was held by PFD before Connetics disclosed it;

(b)	Information relating to the Product which was generally available to the public without restriction or was in the public domain before Connetics disclosed it; or

(c)	Information relating to the Product which other than as a result of any wrongful act by any person becomes generally available to the public without restriction or comes into the public domain after the date Connetics discloses it to PFD.

     “Fee” shall have the meaning set forth in Section 4.1.1.

     “Field” means the treatment or prevention of skin dermatoses in humans.

     “Intellectual Property” means the Patents (as further defined below).

     “Improvements” means and includes, but is not limited to, any and all additions, modifications, enhancements, or adaptations to the Product, or use of the Product which claim priority to the Patents and are not included as of the Effective Date in the Product, whether or not such Improvement is patentable or otherwise capable of a registrable proprietary interest.

     “Know-how” means all data and results of clinical and other trials and investigations relating to the Product, including regulatory status and information, together with all other information relating to the specifications of the Product and information relating to the testing (including quality control standards, assay methods and stability studies), storage and use of the Product owned by Connetics now or at any time during the Term of this Agreement.

     “Listed Manufacturer” means the manufacturer or manufacturers of the Product listed in Exhibit F to this Agreement which pursuant to this Agreement PFD and its sublicensees may use to manufacture and supply the Product.

     “Patents” means the patents and patent applications as they relate to the Product and as set forth in Exhibit B to this Agreement.

     “Permitted Use” means use of a Product for the treatment set forth in Exhibit A.

     “Product” means the aerosol hydroethanolic quick-break clobetasol propionate mousse referred to in Exhibit A, as that Exhibit may be amended from time to time, and including any Improvements. Exhibit A is incorporated in this definition by this reference as though fully set forth here.

     “Quarter Date” means any one of 30 September, 31 December, 31 March or 30 June.

     “Quarter” means each period of three (3) consecutive months during the term of this Agreement ending on a Quarter Date provided that:

(a)	The period from the Effective Date until the first Quarter Date thereafter is deemed to be a Quarter; and

(b)	The period from the last Quarter Date prior to termination, through the termination date, of this Agreement is deemed to be a Quarter.

     “Regulatory Approval” means all registration and variation approvals, including pricing approvals for reimbursement purposes, from the appropriate Regulatory Authorities in each country in the Territory that are required to manufacture, promote and market the Product in the relevant country.

     “Regulatory Authority” means governmental or regulatory agencies in the Territory or in any country in the Territory whose approvals are required to manufacture, market and/or sell the Product in the Territory or any state in the Territory.

     “Regulatory Filings” means all activities relating to the filing for and procurement of Regulatory Approval for the Product in the Territory, including but not limited to price reimbursement approval for the marketing and sale of the Product from the relevant Regulatory Authorities and marketing authorization for the Product in effect as of the Effective Date.

     “Supply Agreement” shall have the meaning set forth in Section 4.1.1 of this Agreement.

     “Technology” shall have the meaning set forth in Section 5.1 of this Agreement.

     “Term” shall have the meaning set forth in Section 3.1 of this Agreement.

     “Territory” means Europe, meaning Germany, Austria, Belgium, Denmark, Spain, Finland, France, Greece, Luxembourg, The Netherlands, Portugal, Sweden, Cyprus, Estonia, Hungary, Latvia (Lettonia), Lithuania, Malta, Poland, Czech Republic, Switzerland, Slovakia, Slovenia, United Kingdom and Eire; and Morocco, Algeria, Tunisia, Gabon, Camaroon, Ivory Coast, Benin, Burkina-Faso, Central African Republic, Chad, Comores Island, The Democratic Republic of Congo, The Republic of Congo, Guinea, Mali, Mauritania, Niger, Republic of Madagascar, Republic of Djibouti, Senegal, Togo, and Lebanon; and, on a semi-exclusive basis, Brazil and Argentina. The countries of the Territory which are to be exclusively licensed and the countries of the Territory which are to be semi-exclusively licensed shall be collectively referred to in the defined term “Territory.”

     “Third Party(ies)” means any person or entity other than Connetics, PFD, or an Affiliate of Connetics or PFD.

     “Third Party Licenses” means the licenses to Third Party intellectual property rights including, without limitation, patents, patent applications, trade secrets, and/or know-how covering the Product, under which Connetics has a right to grant a sublicense to PFD. A list of Third Party Licenses as of the Effective Date is attached to this Agreement as Exhibit C.

1.2 Interpretation

     In this Agreement, unless the subject or the context otherwise requires:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing one gender include all genders;

(c)	a reference to any Party or other person includes that person’s successors and permitted assigns;

(d)	a reference to this or any other document includes a reference to that document as amended, supplemented, novated or replaced from time to time;

(e)	a reference to a recital or clause is a reference to a recital or clause of this Agreement;

(f)	a reference to writing includes all means of reproducing words in a tangible and permanently visible form;

(g)	any reference to a person includes a natural person, company, corporation, partnership, trust, estate, joint venture, sole proprietorship, government (including any branch or subdivision thereof), governmental or municipal agency, association, co-operative and any other entity or person whatsoever;

(h)	the headings in this Agreement do not affect its interpretation;

(i)	the recitals form part of this Agreement; and

(j)	the expressions “secret” and “substantial” have the same meaning as in European Commission Regulation 240/96/EC as amended.

2. GRANT OF LICENSE

2.1 License to Know-how and Intellectual Property

     2.1.1 Connetics grants to PFD an exclusive license to:

     (a) use the Know-how and Intellectual Property; and

     (b) use, market, have manufactured, offer to sell, sell and import the Product; during the Term of this Agreement in the Field in the Territory. PFD shall have no right to sublicense its rights under this Agreement without first obtaining Connetics’ prior written consent to sublicense, which shall not be unreasonably withheld. Connetics’ consent will not be required for any sublicense to be granted by PFD to any Affiliate of PFD.

     2.1.2 PFD agrees that this license is semi-exclusive for Brazil and Argentina.

     2.1.3 PFD acknowledges and agrees that the license to have Product manufactured extends only to those manufacturers listed on Exhibit F to this Agreement, as it may be amended from time to time.

     2.1.4 To the extent necessary due to the fact that the Listed Manufacturers are located outside the Territory, Connetics hereby authorizes PFD to use a Listed Manufacturer to manufacture the Product.

     2.1.5 PFD agrees that the licensed Know-how and Intellectual Property will be used by PFD and it sublicensees solely for the Product and that the use of the Know-how and Intellectual Property for any product other than the Product must be in accordance with the terms of a separate license to be negotiated with Connetics or its nominee.

2.2 No License to Trademarks

     Except as expressly permitted in this Agreement, Connetics has not granted any right or license to PFD to use Connetics’ name or any trademarks or trade names of Connetics in advertising, publicity or other promotional activities without the express written approval of Connetics.

2.3 Exclusivity

     Except for Brazil and Argentina, Connetics shall not sell the Product in the Territory or authorize any other person to sell the Product in the Territory during the Term of this Agreement.

2.4 Restrictions on Licensee - European Union

     2.4.1 PFD agrees that it will not do any of the following during the Term of this Agreement for so long as the Know-how remains secret and proprietary to Connetics:

(a)	implement an active sales policy for the Product outside the Territory or, in particular, promote, canvass prospects, set up branches or subsidiaries, or manage product depots outside the Territory in respect of the Product;

(b)	exploit the Know-how other than for the Permitted Use in the Field; or

(c)	exploit the Know-how in any country outside the Territory.

     2.4.2 In the event PFD, its Affiliates or sublicensees receive an order for the Product to be supplied outside the Territory, PFD shall refer such order to Connetics or Connetics’ licensee for the country or territory where the Product is to be supplied.

2.5 Restrictions on Licensee – Other Countries

     Except as otherwise provided in Section 2.1.4, PFD agrees not to use, manufacture, have manufactured, sell the Product or offer the Product for sale outside the Territory and agrees not to permit any person to use, manufacture, have manufactured, sell or offer to sell the Product outside the Territory. PFD further agrees not to sell the Product to any person which PFD or Connetics knows or reasonably believes will resell the Product in any country outside the Territory without Connetics’ prior written consent which will not be unreasonably withheld. Any written notification by Connetics to PFD given in good faith to the effect that Connetics knows or reasonably believes that a person will so resell the Product is binding on PFD.

2.6 Sales Inquiries

     Connetics agrees to promptly inform PFD of any inquiries it receives for purchase of the Product in the Territory (including PFD’s market for sales and distribution in Brazil and Argentina). PFD agrees to promptly inform Connetics of any inquiries it receives for purchase of the Product outside the Territory.

3. TERM OF LICENSE; ASSIGNMENT

3.1 Term

     This Agreement and license shall commence on the Effective Date and, subject to Article 14, continue in full force and effect until the later of (i) Fifteen (15) years after the Commencement of Commercial Sales of the Product in the Territory or (ii) the expiration of the last to expire of any Patent anywhere in the Territory (the “Term”), after which time the license granted under this Agreement shall become non-exclusive and fully paid-up.

3.2 Assignment by PFD

     PFD shall have no right or authority to assign this Agreement or any portion of this Agreement, to sublet or subcontract in whole or in part, or otherwise delegate its performance under this Agreement, without Connetics’ prior written consent which shall not be unreasonably withheld. Notwithstanding the foregoing, nothing in this Agreement shall prohibit PFD from assigning this Agreement to any Affiliate of PFD. No such assignment shall relieve PFD of primary liability for the performance of its obligations under this Agreement, and all the terms and conditions of this Agreement shall apply between such assignee of PFD and Connetics with the same force and effect as if this Agreement had been made between Connetics and the assignee in the first instance.

3.3 Assignment by Connetics

     Connetics may assign this Agreement to any third party or Affiliate without PFD’s written consent. PFD agrees that if Connetics assigns this Agreement to any Third Party or Affiliate, all the terms and conditions of this Agreement shall apply between such Third Party or Affiliate and PFD with the same force and effect as if the Agreement had been made between PFD and such Third Party or Affiliate in the first instance.

3.4 Sublicenses

     PFD shall have the right to grant sublicenses or to conclude co-marketing agreements under this license and to use Affiliates and Third Parties in connection with the performance of its obligations under this Agreement, provided that

(a)	the execution of a sublicense, a co-marketing agreement or a sub-contract shall not in any way diminish, reduce or eliminate any of PFD’s obligations under this Agreement, and PFD shall remain primarily liable for such obligations,

(b)	PFD shall obtain Connetics’ written consent (which shall not be unreasonably withheld) before entering into such a sublicense, co-marketing agreement or agreement with Third Parties,

(c)	PFD shall only grant a sublicense to any Affiliate or Third Party or conclude a co-marketing agreement with an Affiliate or Third Party which undertakes to perform the obligations of this Agreement relevant to such sublicense and co-marketing agreement, including specifically the obligation under Article 12, and undertakes to be bound by the confidentiality provisions set forth in this Agreement and to provide such access to its records for the purpose of ascertaining amounts payable as Connetics may from time to time reasonably require, and

(d)	PFD shall not in any sublicense purport or attempt to grant the right to manufacture the Product or have the Product manufactured by a Third Party.

4. CONSIDERATION

4.1 Provision of Data and Regulatory Approvals Transfer

     4.1.1 PFD will pay to Connetics a one-time fee of THREE HUNDRED AND FIFTY THOUSAND U.S. DOLLARS (US$350,000) (“Fee”) for the provision of data and transfer of Regulatory Approvals relating to the Product as follows:

(a)	TWO HUNDRED AND FIFTY THOUSAND U.S. DOLLARS (US$250,000) upon execution of this Agreement by both Parties; and,

(b)	ONE HUNDRED THOUSAND U.S. DOLLARS (US$100,000) on the earlier of December 30, 2004 or upon completion of (i), (ii) and (iii) as set forth below to both Parties’ reasonable satisfaction:

(i)	the transfer of Regulatory Approvals existing as of the Effective Date to and into the name of PFD and provision to PFD of data files relating to the Product which are in Connetics’ name and possession as of the Effective Date, so as to allow PFD to obtain Regulatory Approvals;

(ii)	execution of a supply agreement by PFD with a Listed Manufacturer (“Supply Agreement”) dealing with the conditions under which the Product shall be supplied to PFD. PFD anticipates such conditions to include that the Listed Manufacturer supply price for the Product to PFD shall enable PFD to enjoy a supply price for the Product of:

(A)	a maximum of 40% of Pierre Fabre’s selling price of the Product calculated quarterly on a country-by-country basis as the weighted average selling price of the Product after deducting for returns, or

(B)	The Listed Manufacturer’s fully burdened manufacturing cost of the Product plus 25%; and

(iii)	approval of the Listed Manufacturer in the Supply Agreement by the Regulatory Authorities having issued a Regulatory Approval relative to the Product.

4.1.2 If the payment of [**] U.S. dollars [**] in Section 4.1.1(b) is not made by December 30, 2004, this Agreement shall automatically terminate on such date without further notice and Connetics shall be entitled to retain the amount of [**] paid by PFD to Connetics pursuant to Section 4.1.1(a).

4.1.3 Subject to Section 4.1.2, if the conditions set forth in Section 4.1.1(b)(i) through (iii) have not been met by May 31, 2005, or by such other date as the Parties may from time to time agree, this Agreement shall automatically terminate on such date, or such other agreed date or

** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

dates for completion of such items, without further notice. Notwithstanding the termination of this Agreement by operation of this Section 4.1.3, Connetics shall be entitled to retain the amount of THREE HUNDRED AND FIFTY THOUSAND U.S. DOLLARS (US$350,000) paid by PFD pursuant to Section 4.1.1 above.

4.1.4 Non-refundable

     PFD agrees that upon payment to Connetics, the Fee is not refundable in whole or in part unless (i) prior to the Commencement of Commercial Sales, Connetics commits a material breach of this Agreement as described in Section 14.1.2, (ii) PFD notifies Connetics of the material breach prior to or on the date of the Commencement of Commercial Sales and, (iii) notwithstanding the provisions of Section 14.1.2, Connetics has not remedied the material breach on the date of the Commencement of Commercial Sales.

4.1.5 Non-creditable

     PFD agrees that the Fee is not creditable in whole or in part against any other payment(s) due from PFD to Connetics under this Agreement.

4.1.6 Milestone Payments

     In consideration of Connetics granting the license to PFD as set out in this Agreement, PFD will pay Connetics each of the following milestone payments (“Milestone Payment”):

(a)	[**] U.S. DOLLARS [**] as follows:

(i)	[**] U.S DOLLARS [**] upon the Commencement of Commercial Sales in any state or country of the Territory or, if earlier, on December 31, 2005 (California, U.S.A. time); provided however, such payment shall be reduced to [**] DOLLARS [**] if on or before such date The European Agency for the Evaluation of Medicinal Products (“EMEA”) has permanently banned the use, sale and supply of pharmaceutical products containing propane/Isobutane/N-butane as a propellant gas in the European Union; and

(ii)	[**] U.S DOLLARS [**] on December 31, 2006 (California, U.S.A. time); provided however, such payment shall be reduced to [**] DOLLARS [**] if on or before such date the EMEA has permanently banned the use, sale and supply of pharmaceutical products containing propane/Isobutane/N-butane as propellant gas in the European Union; and

(b)	[**] U.S. DOLLARS [**] upon the first anniversary of the Commencement of Commercial Sales in either Belgium, Germany or Spain; provided however, such payment shall be reduced to [**] DOLLARS [**] if on or before such anniversary date the EMEA has permanently banned the use, sale and supply of

** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

pharmaceutical products containing propane/Isobutane/N-butane as propellant gas in the European Union.

4.2 Non-refundable; Non-creditable

     PFD agrees that the Milestone Payments when paid are non-refundable and non-creditable against any other payments due and payable to Connetics during the Term; provided however, Connetics agrees the fee paid by PFD to Connetics in the amount of U.S. [**] in connection with the Term Sheet, shall be creditable against the Milestone Payment set forth in Section 4.1.6(b) above.

4.3 Sublicensing Revenue Payment to Connetics

     4.3.1 In further consideration of Connetics granting the license to PFD as set out in this Agreement, PFD will pay to Connetics [**] PERCENT [**] of any revenues (or monetized amount in the event it is not cash or equivalent) PFD receives in connection with a sublicense of the Product, including but not limited to Product launch milestones, Product sales milestones or similar lump-sum payment received from a sublicensee in connection with or relating to the Product (“Sublicense Revenue Payment”). The Sublicense Revenue Payment obligation shall not apply to royalties on invoiced amounts by PFD’s sublicensees on net sales of Product that is subject to the terms of Section 4.4 below. The obligation of PFD to make the Sublicense Revenue Payment(s) shall be in addition to the royalty obligation of PFD set forth in Section 4.4 below.

     4.3.2 PFD agrees that any Sublicense Revenue Payment when paid to Connetics shall be non-refundable and non-creditable against any other payments due and payable to Connetics during the Term.

4.3.3 Payment Terms

     The Sublicense Revenue Payment(s) will be paid in United States Dollars within sixty (60) days after the end of the Quarter during which PFD receives the revenues upon which the Sublicense Revenue Payment(s) are payable. Each payment will be accompanied by a statement that sets out (i) the revenue (or monetized amount in the event it is not cash or equivalent) received by PFD upon which the Sublicense Revenue Payment(s) has been calculated during the Quarter in question, and (ii) the Sublicense Revenue Payment due on such revenue.

4.4 Royalties

     In further consideration of Connetics granting the license to PFD as set out in this Agreement, PFD will pay to Connetics a royalty equal to [**] percent [**] of Net Sales (as defined below) of the Product invoiced by PFD or its sublicensees in the Territory (“Royalty”).

** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.4.1 Payment of Royalties

     The Royalty payable on Net Sales by PFD and its sublicensees during the Term will be paid in United States dollars within sixty (60) days after the end of the Quarter during which the Net Sales are invoiced. For purposes of this Agreement the term “Net Sales” means the sales of the Product actually invoiced by PFD or its sublicensees to any client less:

(a)	trade, quantity and cash discounts actually allowed and taken;

(b)	credits actually allowed on account of the rejection or return or billing error relating to any Product previously billed and paid;

(c)	freight, other transportation and insurance costs;

(d)	taxes imposed on account of such sale (including, without limitation, sales, value added, goods and services and distribution taxes); and

(e)	rebates and adjustments.

4.4.2 Royalty Reduction

     4.4.2.1 In consideration of PFD assuming responsibility for any and all costs associated with (a) the effecting of variations to Regulatory Approval after the Effective Date and (b) the qualification of the Listed Manufacturer for the production of the Product, Connetics agrees that (i) for the first year measured from the Commencement of Commercial Sales and (ii) for the second year measured from the Commencement of Commercial Sales, PFD is entitled to reduce its Royalty payments by [**] percent [**], up to a maximum reduction of [** ] U.S. Dollars [**].

     4.4.2.2 The right of Royalty reduction set forth above shall terminate at either (i) the end of the second year measured from the Commencement of Commercial Sales or (ii) at such time as the cumulative Royalty reduction taken equals [**], whichever occurs first.

4.4.3 Royalty Reports

     No later than thirty (30) days after each Quarter Date, PFD shall furnish to Connetics at such place as Connetics may from time to time advise a written statement in English that sets out the (i) Net Sales (including details of amounts deducted from the proceeds invoiced for the purpose of calculating Net Sales) during the Quarter in question, and (ii) the royalties payable on such Net Sales pursuant to this Agreement. PFD shall then pay the Royalties due within sixty (60) days after the end of the Quarter in which the Net Sales are invoiced. Each Quarter, PFD shall furnish to Connetics a report in English representing cumulative monthly sales of units of the Product.

** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.5 Records

     PFD will keep and will cause its sublicensees to keep good and accurate records in sufficient detail to permit accurate calculation of any (i) reduction in Royalty payment taken by PFD pursuant to Section 4.4.2 above, (ii) Royalty, and (iii) Sublicense Revenue Payment(s) payable for each Quarter during the Term, and to permit a proper audit of such records and payments. Such records will be retained by PFD and its sublicensees for a period of seven (7) years after the end of the relevant Quarter.

4.6 Audit

     4.6.1 Right to Audit

     Connetics has the right to nominate an independent firm of certified public accountants or chartered accountants to audit the records of PFD and the records of the sublicensees of PFD with respect to the Product during normal business hours at least once:

(a)	during each calendar year during the Term;

(b)	during the period of twelve (12) months following termination of this Agreement.

4.6.2 Non-disclosure; Audit Cost

     The accountants appointed under this Section 4.6 are not authorized to disclose to Connetics any information other than the accuracy or inaccuracy of the items to be verified. Connetics will bear the costs of such audit unless the audit discloses under-reporting by PFD or its sublicensees of more than [**] percent [**] of revenues subject to the Royalty or Sublicense Revenue Payment(s) in any Quarter falling during the period being audited (in which case PFD will bear the costs). If the audit reveals that PFD or its sublicensees have under-reported for any Quarter during the period of the audit, PFD must immediately, subject to Section 4.4.2 above, remit to Connetics any balance of the Royalty or Sublicense Revenue Payment owing, together with interest on the balance accruing from the date that the original payment was due through the date of payment. Interest shall be calculated at the rate of four percent (4%) per annum over the United States of America 10 year Treasury bond rate at the completion of the audit, and shall accrue from the date that the original payment was due through the date of payment.

4.6.3 Audit Conditions

     4.6.3.1 PFD and its sublicensees will supply all records to Connetics and its auditors in the English language and such records will be collated, indexed or otherwise mapped and made available for review in a well-lighted, climate-controlled facility in a location of Connetics’ election.

     4.6.3.2 PFD agrees that all records relating to this Agreement subject to audit will be maintained and presented by English speaking personnel within PFD’s organization who have authority and responsibility for such records.

** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.7 Commencement of Commercial Sales

     4.7.1 If PFD or its Affiliate fails to initiate Commencement of Commercial Sales within the first two (2) Quarters following Regulatory Approval in the relevant country or state of the Territory, then the Parties shall meet to discuss the reasons for such failure and agree to a new time period in which Commencement of Commercial Sales of the Product will be initiated in the relevant state or country.

     4.7.2 If PFD fails to initiate Commencement of Commercial Sales in Germany, Spain and Belgium within four (4) Quarters following the Regulatory Approval in each such country, then Connetics shall consider such failure a material breach of this Agreement and grounds to terminate this Agreement pursuant to Section 14.1.3.

5. LICENSE TO HAVE PRODUCT MANUFACTURED AND SUPPLY OF PRODUCT

     5.1 Terms of Product Manufacture – Know-How and Technology Transfer

     5.1.1 PFD shall not contract with any manufacturer other than a Listed Manufacturer and on terms acceptable to Connetics regarding protection of Connetics’ Know-how and technology associated with the manufacture and supply of the Product (“Technology”). PFD acknowledges and agrees that as a condition of obtaining Connetics’ consent, the contract with the Listed Manufacturer shall include the provisions set forth in Exhibit G to this Agreement.

     5.1.2 PFD agrees that the right to manufacture the Product or have the Product manufactured by a Third Party shall not be included in any sublicense.

     5.1.3 PFD shall return the documents listed in Exhibit G to Connetics following termination of this Agreement.

     5.2 Supply of Product and Connetics’ Know-how and Technology

     5.2.1 Connetics will retain responsibility for transferring the Know-How and the Technology at Connetics’ expense to the PFD-designated Listed Manufacturer to allow PFD to be supplied with the Product, all in accordance with the Regulatory Approvals and any variation thereof and more generally in accordance with the terms of this Agreement.

     5.2.2 PFD shall be responsible for ensuring that the PFD-designated Listed Manufacturer treats all transferred Know-how and Technology as secret and confidential. PFD will retain responsibility for assuring that Connetics’ Technology and Know-how is treated by PFD’s sublicensees as secret and confidential, including but not limited to responsibility for the prosecution of violations (either actual or as Connetics may from time to time advise) in PFD’s name and at PFD’s expense.

     5.2.3 In order to assist PFD with and to effect the transfer of Technology and Regulatory Approval required for the supply of the Product, Connetics will provide support at no cost to PFD for up to a maximum of [**] person hours. PFD will reimburse Connetics for all reasonable out of pocket expenses incurred by Connetics or its Affiliate in providing such assistance within thirty (30) days after submission of an invoice. Connetics’ assistance for the transfer of the Technology and Regulatory Approval is only required to be provided if it is within Connetics’ existing knowledge or expertise at the time it is requested by PFD.

     5.2.4 As from the date of execution of the Supply Agreement, PFD shall purchase its full requirement for the Product throughout the Term from the PFD-designated Listed Manufacturer. Product purchased by PFD will be manufactured and supplied by the Listed Manufacturer in accordance with all relevant legislation and regulations and will comply with all applicable Regulatory Approvals. PFD shall agree with the Listed Manufacturer all aspects relating to supply of the Product including the price for the Product to be paid by PFD to the Listed Manufacturer.

     5.2.5 PFD agrees to be responsible for ensuring that the PFD-designated Listed Manufacturer has received Regulatory Approval from the Regulatory Authority to manufacture and supply the Product to PFD and its sublicensees. Subject to Section 4.4.2 above, PFD will be responsible for any and all costs and expenses associated with ensuring that the PFD-designated Listed Manufacturer receives such Regulatory Approval and agrees to hold Connetics harmless from and against any such costs and expenses.

6. WARRANTIES AND INDEMNITIES

6.1 Representations and Warranties of Connetics

Connetics represents and warrants to PFD as follows:

6.1.1 Organization; Standing

     Connetics is duly organized, validly existing and in good standing and has the corporate power and authority to execute and deliver this Agreement and any other agreements contemplated by this Agreement.

6.1.2 No Conflicts

     The execution, delivery and performance of this Agreement have been validly authorized by Connetics. Neither the execution and delivery of, nor the performance of its obligations under, this Agreement (i) conflicts with, or contravenes or constitutes any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including without limitation its certificate of incorporation or bylaws, or (ii) violates any applicable laws, rules or regulations, or any judgment, injunction, order or decree of any governmental authority having jurisdiction over it.

** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

6.1.3 Rights to Patents and to Know-how

     As of the Effective Date, Connetics owns, controls, or otherwise has the right to use the Patents and Know-how required to develop, manufacture and sell the Product; and further, Connetics has the right to grant to PFD the rights and licenses as set forth in this Agreement.

6.1.4 Third Party Rights

     The exercise by PFD of the rights and licenses granted to PFD by Connetics under this Agreement will not violate any agreement between Connetics and any Third Party (including without limitation the licensors under the Third Party Licenses).

     6.1.5 No Encumbrances

     As of the Effective Date, Connetics controls or otherwise is entitled to use throughout the Territory all rights in, to and under the Patent free and clear of any lien, claim, charge, encumbrance or right of any Third Party (other than as set forth in Third Party Licenses).

6.1.6 No Other Agreements

     As of the Effective Date, no other agreement or understanding, verbal or written, exists to which Connetics is legally bound regarding the intellectual property rights granted to PFD by Connetics pursuant to this Agreement. The Third Party Licenses represent the complete and entire understanding of Connetics with respect to the intellectual property rights granted to PFD by Connetics pursuant to this Agreement.

6.1.7 Information

     All information relating to the Product delivered to PFD by Connetics, its officers, directors, representatives or agents, was when delivered and is as of the date of this Agreement in all material respects accurate and correct, and Connetics is not aware of any information which would be required to be disclosed to make any such information not misleading.

6.2 Representation and Warranties of PFD

PFD represents and warrants to Connetics as follows:

6.2.1 Organization; Standing

     PFD is duly organized, validly existing and in good standing and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the other agreements contemplated by this Agreement.

6.2.2 No Conflicts

     The execution, delivery and performance of the Agreement have been validly authorized by PFD. Neither the execution and delivery of, nor the performance of its obligations under this Agreement (i) conflicts with, or contravenes or constitutes any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including without limitation its certificate of incorporation or bylaws, or (ii) violates applicable laws, rules or regulations, or any judgment, injunction, order or decree of any governmental authority having jurisdiction over it.

     6.3 Manufacture of Product

     The Product will be manufactured by a Listed Manufacturer in accordance with such Regulatory Approval from the Regulatory Authority as may from time to time during the Term be in effect.

6.4 Disclaimer of Warranties

     EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR BY ANY APPLICABLE LAW, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF PERFORMANCE, MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS,.

6.5 Indemnification of PFD

     Connetics shall indemnify PFD, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all suits, losses, actions, demands, investigations, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) brought by Third Parties arising from or occurring as a result of (a) any breach (or alleged breach) by Connetics of its representations, warranties or obligations under this Agreement, except to the extent caused by the negligence or willful misconduct of PFD or its officers, agents, employees, Affiliates, sublicensees or customers; and (b) the negligence or willful misconduct of Connetics or its officers, agents, employees or Affiliates.

6.6 Indemnification of Connetics

     PFD shall indemnify Connetics, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses brought by Third Parties arising from or occurring as a result of (a) any breach (or alleged breach) by PFD of its representations, warranties, or obligations under this Agreement; (b) the manufacture, transportation, distribution or storage of the Product by PFD, its Affiliates or their respective contractors, all except to the extent caused by the negligence or willful misconduct of Connetics or its officers, agents, employees or Affiliates; and (c) the use or consumption of the Product in the Territory.

6.7 Indemnification Procedure

6.7.1 Notice

     Each indemnified party (the “Indemnitee”) agrees to give the indemnifying party (the “Indemnitor”) prompt written notice of any Losses or discovery of fact upon which such Indemnitee intends to base a request for indemnification under Section 6.5 or 6.6. Notwithstanding the foregoing, the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor is not prejudiced by such failure.

6.7.2 Copies

     The Indemnitee shall furnish promptly to the Indemnitor copies of all papers and official documents in the Indemnitee’s possession or control which relate to any Losses; provided, however, that if the Indemnitee defends or participates in the defense of any Losses, then the Indemnitor shall also provide such papers and documents to the Indemnitee. The Indemnitee shall cooperate with the Indemnitor in providing witnesses and records necessary in the defense against any Losses.

6.7.3 Participation

     The Indemnitor shall have the right, by prompt notice to the Indemnitee, to participate in the defense of any third party claim forming the basis of any Losses, using counsel reasonably satisfactory to the Indemnitee, and at the sole cost of the Indemnitor, so long as (a) the Indemnitor promptly notifies the Indemnitee in writing (but in no event more than sixty (60) days after it receives notice of the claim) that it will indemnify the Indemnitee from and against any Losses the Indemnitee may suffer arising out of the claim, and (b) the Indemnitor diligently participates the defense of the claim.

6.7.4 Control of Defense

     If the Indemnitor participates in the defense of the claim as provided above, the Indemnitee may at its option relinquish total control to the Indemnitor or participate in such joint defense with its own counsel who shall be retained at the Indemnitee’s sole cost and expense; provided, however, that neither the Indemnitee nor the Indemnitor shall consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the other party, which consent shall not be reasonably withheld or delayed. If the Indemnitee withholds consent in respect of a judgment or settlement involving only the payment of money and which would not involve any stipulation or admission of liability or result in the Indemnitee becoming subject to injunctive relief or other relief, the Indemnitor shall have the right, upon notice to the Indemnitee within five (5) Business Days after receipt of the Indemnitee’s written denial of consent, to pay to the Indemnitee the full amount of such proposed judgment or settlement, including all interest, costs or other charges relating thereto, and shall pay all attorneys’ fees incurred to such date for which the Indemnitor is obligated under this Agreement, if any, at which time the Indemnitor’s rights and obligations and duty to indemnify the Indemnitee with respect to the claim shall cease.

6.7.5 Settlement

          If the Indemnitor does not participate in the defense of a claim, the Indemnitee may conduct such defense with counsel of its choice and at the sole cost of the Indemnitor and may settle such case (for monetary damages only) as it shall determine in the exercise of its reasonable discretion. Except as provided in this Section 6.7.5, the Indemnitor shall not be liable for any settlement or other disposition of a Loss by the Indemnitee which is reached without the written consent of the Indemnitor.

6.7.6 Costs and Expenses

          Except as provided in this Section 6.7, the costs and expenses, including fees and disbursements of counsel, incurred by any Indemnitee in connection with any claim shall be reimbursed on a calendar quarter basis by the Indemnitor, without prejudice to the Indemnitor’s right to contest the Indemnitee’s right to indemnification and subject to refund in the event the Indemnitor is ultimately held not to be obliged to indemnify the Indemnitee.

6.7.7 Limitation of Liability

          EXCEPT FOR ANY LOSS, LIABILITY, DAMAGE OR OBLIGATION ARISING OUT OF OR RELATING TO THE DISCLOSURE OF CONFIDENTIAL INFORMATION PURSUANT TO SECTION 11.2 OR AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY LOST OPPORTUNITY OR PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF A BREACH OF THIS AGREEMENT (EXCLUDING WILLFUL MISCONDUCT AND NEGLIGENCE) , AND WHETHER OR NOT SUCH PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

7 COVENANTS

7.1 Connetics’ Covenants to PFD

          Connetics covenants to PFD as follows:

7.1.1 Permits; Licenses

          Connetics will maintain in effect all governmental permits, licenses, orders, applications and Regulatory Approvals, if applicable, necessary to manufacture, supply and sell Product in the United States.

7.1.2 Adequate Workforce

          Connetics maintains and shall maintain throughout the Term of this Agreement a work force suitably qualified and trained, and facilities and equipment sufficient, to enable Connetics to perform its obligations as constituted from time to time under this Agreement.

7.1.3 Future Patents

          Connetics will promptly disclose to PFD any knowledge it acquires during the Term relating to any patents or patent applications required for the production, manufacture or commercialization of Products in the Field.

7.1.4 Insurance

During the Term, Connetics shall obtain, pay for and maintain insurance sufficient to cover its indemnity obligations under this Agreement. PFD shall be designated as an “additional insured” under all such insurance policies

7.1.5 Regulatory Approvals

          Connetics will use all reasonable efforts to transfer, or cause to be transferred, into PFD’s name or into the name of PFD’s Affiliates as the case may be, all Regulatory Approvals in Connetics’ name or in the name of a Third Party, to enable the sale of the Product in the Territory.

7.1.6 Development Diligence

          In the event the EMEA permanently bans in the European Union the use, sale and supply of pharmaceutical products containing propane/Isobutane/N-butane as propellant gas, Connetics will discuss the terms of such ban with PFD in an attempt to find an alternative solution to enable PFD to exploit the Product in the European Union under the terms and conditions as laid down in this Agreement. Such obligation will apply for any country or state of the Territory where a similar decision from any Regulatory Authority would prevent PFD from distributing and selling the Product containing propane/Isobutane/N-butane as a propellant gas.

7.2 PFD’s Covenants to Connetics

          PFD covenants to Connetics as follows:

7.2.1 Commercialization

          PFD shall use its best efforts to develop and commercialize the Product in each state and country in the Territory where a Regulatory Approval has been granted by the appropriate Regulatory Authority. For countries in the Territory where such a Regulatory Approval is not in effect as of the Effective Date, PFD shall use its best endeavors to ensure that all such Regulatory Approvals are obtained to initiate the Commencement of Sales in accordance with Section 7.2.8.

7.2.2 Permits; Licenses

          7.2.2.1 PFD will maintain in effect in the Territory all governmental permits, licenses, orders, applications and Regulatory Approvals, if applicable, necessary to supply and sell the Product in the Territory, and will ensure that the Product will be manufactured in accordance with such governmental permits, licenses, orders, applications, and Regulatory Approvals.

          7.2.2.2 In the event PFD desires to file a variation to a Regulatory Approval, PFD agrees to contact Connetics to discuss the terms of such variation and PFD agrees that it will not file any variation to a Regulatory Approval without the express prior written consent of Connetics, such consent not to be unreasonably withheld.

7.2.3 Adequate Workforce

          PFD directly or through its Affiliates or sublicensees, currently maintains and shall maintain throughout the Term of this Agreement a work force suitably qualified and trained, and facilities and equipment sufficient, to enable PFD to perform its obligations as constituted from time to time under this Agreement.

7.2.4 Sales

          PFD will provide for and maintain a sales organization and marketing program reasonably adequate and competent to promote, sell and stimulate interest in the Product effectively in each state and country in the Territory.

7.2.5 Future Patents

          PFD will promptly disclose to Connetics any knowledge it acquires during the Term relating to any patents or patent applications required for the production, manufacture or commercialization of Product in the Field.

7.2.6 Distribution

          PFD will use its best endeavors to manage all aspects of the supply chain for the distribution of the Product in the Territory.

7.2.7 Non-compete

          During the Term and in the Territory, PFD and its Affiliates will not directly or indirectly manufacture, develop or commercialize an aerosol foam or mousse product, or license from Third Parties rights to any such products, that contains a corticosteroid from Class I or Class II (classified according to Goodman and Gillman).

7.2.8 Development Diligence

          PFD will use its best endeavors to:

(a)	obtain Regulatory Approval in Spain and Germany within six (6) months after the date of transfer to PFD of the Product dossier and relevant authorizations to interact with Regulatory Authorities with respect to the Product;

(b)	initiate Commencement of Commercial Sales in Spain and Germany within six (6) months after receiving Regulatory Approval in Spain and Germany;

(c)	initiate Commencement of Commercial Sales in all states and countries in the Territory within twelve (12) months after receiving Regulatory Approval in such state or country;

(d)	initiate Commencement of Commercial Sales in all states and countries in the Territory where reimbursement price approval is not required within eighteen (18) months after Regulatory Approval of the Product in such state or country.

          If PFD fails to initiate Commencement of Commercial Sales as set forth in this Section 7.2.8, then at Connetics’ option the license granted under this Agreement shall become a non-exclusive license for the concerned territory or state of the Territory.

          7.2.9 Insurance

          7.2.9.1 During the Term, and thereafter during any period when liability may occur to PFD, its Affiliates or its sublicensee or to Connetics or its Affiliates, PFD shall obtain, pay for and maintain insurance to cover the indemnity obligations under this Agreement, including specifically product liability insurance in the amount of at least FIVE MILLION EUROS (€5,000,000) in the name of PFD, its Affiliates and, if appropriate, its sublicensees. PFD shall and duly and punctually pay all premiums in respect of such insurance.

          7.2.9.2 PFD’s insurance shall name Connetics as an additional insured. PFD shall provide certificates or such other evidence of PFD’s insurance and payment of premiums as set forth in Section 7.2.9.1 above, to Connetics or its agents when so requested.

7.2.10 Product Representations

          Without the prior knowledge and written consent of Connetics, PFD, its Affiliates and sublicensees will not make any representation in respect of the quality or content of the Product which might result in any successful claim being made by any person against PFD, its Affiliates or sublicensees or Connetics or its Affiliates in respect of the Product.

7.2.11 Pledge of Credit

          PFD will not pledge the credit of Connetics or its Affiliates in any way or purport to enter into any contractual or other relationship whatsoever that is intended to or may bind Connetics or its Affiliates (other than this Agreement).

7.2.12 Independent Contractor

          PFD will conduct its business as an independent business and not as a partner, associate, assistant, representative, agent, servant, consultant or employee of Connetics or its Affiliates and at all times during the conduct of its business will ensure that its business is known to be conducted as an independent business.

7.2.13 Good Character

          PFD shall at all times during the Term conduct its business in a proper and business like manner so as to ensure the continuing good character and reputation of PFD and its Affiliates.

7.2.14 Customer Service

          PFD and its sublicensees will provide such services to its customers as may be agreed from time to time by Connetics and PFD.

7.2.15 No Re-export

          During the Term and except for response to unsolicited orders within the European Union, but outside the Territory (which shall be addressed in accordance with Section 2.6), neither PFD nor its Affiliates or sublicensees will re-export the Product outside of the Territory.

          7.2.16 Limit of Supply

          PFD will limit the supply of the Product to any state or country in the Territory where PFD knows, or has reason to know, that the Product being supplied to such state or country is being sold or otherwise transferred outside such state or country to states or countries outside of the Territory.

7.2.17 Tax Matters

          PFD will co-operate with and assist Connetics and its Affiliates regarding any and all tax matters that may from time to time occur to ensure that Connetics and its Affiliates receive all payments and in such amounts as contemplated by this Agreement.

7.2.18 Registration of License

          If required in any state or country of the Territory, PFD will at its own cost and expense register this Agreement in each such state and country in the Territory and will provide to Connetics evidence of such registration translated into English, if required.

          7.2.19 Minimum Annual Sales

          7.2.19.1 PFD will sell a minimum amount of Product per year in each Country listed in Exhibit D (“Core Country”) calculated as [**] percent [**] of successive three (3) years sales

** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

forecasts in units for the Product as set forth in Exhibit D (“Minimum Annual Sales”). Minimum Annual Sales shall be subject to adjustment by mutual agreement of the Parties taking into account the economic (notably, but not exclusively, prices and refunding levels granted by the Regulatory Authorities of the Territory), regulatory (Health Authorities requirements) and competitive (competitive products actually marketed) environment in effect at the time either Party requests an adjustment of the Minimum Annual Sales. If the Parties are unable to agree on revised Minimum Annual Sales, the matter will be subject to binding arbitration under Section 15.4 of this Agreement. Each Party agrees that a request to review the Minimum Annual Sales shall not be made before completion of two (2) years of the three (3) year sales forecast.

          7.2.19.2 Throughout the Term, PFD will supply in the Quarter before each three (3) year forecast term expires, a Product sales performance forecast for the next successive three (3) year period.

          7.2.19.3 If PFD does not meet the Minimum Annual Sales of the Product as set forth in Exhibit D for two (2) or more successive years then Connetics shall have the remedy of converting this license to a non-exclusive license for each Core Country in which such Minimum Annual Sales have not been achieved.

7.2.20 Patent Opposition

          PFD will not (i) institute an opposition, nullity or invalidity action against the Intellectual Property, (ii) participate in supporting an opposition, nullity or invalidity action against the Intellectual Property, or (iii) without reasonable justification acceptable to Connetics (a) refuse or decline to support and participate in the defense of any opposition, nullity or invalidity action brought by any Third Party against the Intellectual Property, as Connetics may from time to time reasonably request, or (b) refuse or decline to support and participate in an action brought by Connetics against the patent of a Third Party which in any way relates to a Patent as described in the Intellectual Property.

7.2.21 Sublicenses

          PFD will not appoint any Third Party to sell the Product on its behalf, whether as an independent contractor, agent, sublicensee or otherwise, unless such Third Party is reputable and solvent and unless such person enters into an agreement with PFD. PFD will supply all such agreements to Connetics in English for approval before PFD enters into any such agreement.

8 PRODUCT DEVELOPMENT AND REGULATORY APPROVAL

8.1 PFD Developments

          8.1.1 Unless otherwise instructed by Connetics, PFD shall undertake to perform any and all developments of the Product as may be required from time to time to commercialize the Product in the Territory (“PFD Developments”).

          8.1.2 PFD shall bear any and all costs relating to the PFD Developments in the Territory.

8.2 License to PFD Developments

          8.2.1 PFD hereby grants to Connetics and its Affiliates an exclusive, royalty-free license in the Field, with the right to sublicense, to PFD Developments in all territories of the world excluding the Territory for use in connection with the development, manufacture and sale of the Product.

          8.2.2 PFD shall notify Connetics of the details of any PFD Developments.

          8.3 License to Connetics Developments

          8.3.1 Connetics hereby grants to PFD and its Affiliates without any additional payment an exclusive license consistent with the grant of license provided under Section 2.1 to any and all incremental developments in connection with changes to the manufacture process or procedures of the Product as Connetics may from time to time develop (“Connetics Developments”).

          8.3.2 Without prejudice to any Connetics obligations under this Agreement, to the extent any Connetics Developments do not relate exclusively to the Products and Know-how, Connetics shall have the right to use or license such Connetics Developments for any purpose inside the Territory. Connetics shall have no duty to notify PFD of the details of any Connetics Developments to the extent that such disclosure may adversely affect the patentability of the matters disclosed.

          8.4 Regulatory Filings

          PFD shall be responsible for all Regulatory Filings for the Product in all countries of the Territory with the exception of countries of the European Union where Regulatory Filings (to the extent that such Regulatory Filings are fully sufficient to procure Regulatory Approval) have been already performed by Connetics and/or its Affiliates and/or any Third Party under Connetics authority.

          8.5 Continuing Obligations for National Regulatory Approval Granted via the European Mutual Recognition Procedure (MRP)

          Regulatory Approvals granted via the MRP must be maintained in an identical state across all involved countries. PFD acknowledges and agrees that any and all post Regulatory Approval variations must be carried out through the MRP and in consultation with the Joint Regulatory Working Group referred to in Section 8.5.1 below. PFD agrees it will not, and will ensure that its sublicensees will not, initiate or pursue individual variations to national Regulatory Approval without the prior written consent of Connetics as set forth in Section 7.2.2.2. PFD agrees that it will have the sole responsibility for complying with all continuing obligations for national Regulatory Approval after the Effective Date, as required by the Regulatory Authority. PFD shall be solely responsible for any and all costs and expenses associated with such continuing obligations for national Regulatory Approval and agrees to hold Connetics harmless from and against any liability for such costs and expenses.

8.5.1 Joint Regulatory Working Group

          8.5.1.1 Within sixty (60) days after the Effective Date of this Agreement the Parties shall establish a Joint Regulatory Working Group (JRWC) for the purpose of coordinating any regulatory activities and questions in relation to the Product such as but not limited to Regulatory Filings, variation to Regulatory Approvals if any, and Adverse Events reports. The JRWC will coordinate under Connetics’ supervision and responsibility regulatory activities of any other licensee of Connetics to optimize the Regulatory Filings and variation to Regulatory Approvals especially in the European Union all in accordance with regulations then in force.

          8.5.1.2 The JRWC shall consist of two (2) representatives appointed by Connetics and two (2) representatives appointed by PFD.

          8.5.1.3 The JRWC shall meet when requested by any Party but at least every three (3) months. Meetings may be held via conference call. The quorum for meetings of the JRWC shall be two (2) members, one from Connetics and one from PFD. The JRWC shall take minutes of each meeting, whether in person or via conference call, which minutes shall be co-signed by each of the JRWC members in attendance at such meeting and circulated to the management of each party within thirty (30) days of such meeting.

          8.6 Technical Documentation Maintenance

          8.6.1 Connetics is responsible for:

•	updating the technical dossier for the Product according to the state of science/regulation (e.g.: compliance with last edition / update of the European pharmacopoeia), and

•	informing PFD of any variation, and

•	supplying the corresponding data package.

          No variation will be implemented before an official agreement is duly obtained from relevant Regulatory Authority.

          8.6.2 PFD will be responsible for any and all costs and expenses associated with the maintenance and/or updating of the technical dossier for the Product as may from time to time be required by the Regulatory Authority. PFD shall provide ninety (90) days prior written notice to Connetics of any technical documentation required by PFD for the maintenance and/or updating of the technical dossier for the Product.

9. INTELLECTUAL PROPERTY

9.1 Improvements

          9.1.1 If during the Term Connetics, its officers, servants, agents or Affiliates make any Improvement, the same shall be deemed part of the Know-How for purposes of this Agreement, shall be disclosed to PFD and shall be included within the license granted by Connetics to PFD under Section 2.1 without any additional payment from PFD to Connetics.

          9.1.2 Any Improvement made solely by PFD, its officers, servants, agents or Affiliates during the Term shall be the property of PFD and shall be promptly disclosed to Connetics in writing. Connetics shall be deemed to have a non-exclusive, royalty-free, irrevocable license in and for all purposes of its business to any such Improvement outside the Territory. Connetics shall be deemed to have a non-exclusive, royalty-free irrevocable license in and for all purposes of its business to any such Improvement inside the Territory upon expiry or termination of the Agreement.

          9.1.3 Any Improvement which is developed jointly by the Parties shall not be claimed exclusively by either Party. The Parties agree to meet to consider whether the Improvement should be developed and if so, the terms of a joint development agreement. Such agreement will address (inter alia) the following terms:

•	use of such Improvement for internal purposes,

•	grant and terms of license to Third Parties, and

•	patent application, if any, patent maintenance and sharing of costs associated with the patent application and any resulting patents.

9.2 Patent Infringement

          9.2.1 Within six (6) months after receipt of written notice from PFD containing (i) documented evidence of an infringement by a competitor of PFD of any letters patent granted from the Patents, and (ii) written documentation confirming that such infringement has resulted in a significant loss of market share within the Territory by PFD; then Connetics will promptly undertake to evaluate the situation and notify PFD whether Connetics will undertake commercially reasonable efforts to prevent such infringement including, if in Connetics’ sole determination it is warranted, instituting such legal proceedings as may be necessary.

          9.2.2 Connetics does not warrant or undertake in any way that any Patent, if applied for, will be granted.

9.3 Trademark and Patent Labeling

          9.3.1 PFD shall market and sell the Product in the Territory as PFD’s product under a trademark or trademarks selected and owned or controlled by PFD or its Affiliates, except that PFD shall not use any trademark owned by or licensed to Connetics without Connetics’ prior written consent.

          9.3.2 PFD will select and register the trademark or trademarks selected pursuant to Section 9.3.1 at its own expense and Connetics shall have no claim to the use of such trademark.

          9.3.3 Each Product marketed and sold by PFD, its Affiliates or sublicensees shall be marked on both the primary package and any outer packaging with all written indications as required by regulatory standards in force in each country of the Territory (a) with a notice that such Product is sold under a license from Connetics Corporation, and (b) containing notice of either the appropriate and applicable patent numbers or, as applicable, with the words “patent pending” and with any other patent or other intellectual property notices relating to the licensed Intellectual Property as may be required by applicable law in each state and country in the Territory.

10 REGULATORY COMPLIANCE AND REPORTING

10.1 Government Inspection

          PFD agrees to advise Connetics by telephone and facsimile immediately of any proposed or announced visit or inspection, and as soon as possible but in any case within twenty-four (24) hours after any unannounced visit or inspection by any Regulatory Authority of any facilities used by PFD in connection with the manufacture of Product pursuant to this Agreement. PFD shall provide Connetics with a reasonable description of each such visit or inspection promptly (but in no event later than five (5) Business days) thereafter, and with copies of any letters, reports or other documents (including FDA Form 483’s) issued by any such authorities that relate to the Product, or such facilities, processes or procedures. Connetics may review PFD’s responses to any such reports and communications, and if practicable, and, insofar as timely received, Connetics’ reasonable views and requests shall be taken into account before such reports and communications are submitted to the relevant Regulatory Authority.

10.2 Adverse Events

10.2.1 PFD and Connetics shall keep each other informed on all reports of adverse drug events (including publications in journals or other media) (“ADE”) coming to either Party’s knowledge in any way related to the Product, regardless of the origin of such ADE. Each Party will be responsible for maintaining a safety database of such reports within their respective territorial markets for the Product.

10.2.2 Reports on ADE’s which according to the informing Party’s professional evaluation may negatively affect the benefit-risk ratio of the Product or may have consequences regarding the Product information (e.g. literature, data sheets, package inserts) or may require immediate safety measures (such as special information / warnings to the medical profession, patients, authorities or withdrawal of Product) shall be forwarded to the other Party without delay after it becomes known. The same shall apply in case of all reports on ADE’s that are both serious and unexpected. Information on all other ADE’s reported shall be transmitted as provided in the procedure described in Exhibit E to this Agreement and made a part of this Agreement by this reference. The informing Party may, and is invited to, give its professional evaluation of such reports, in particular with regard to suspected causality (according to the valuation method regularly used professionally, and identified in JAMA, Vol. 234, N° 12, Pages 1238-1258), either together with such information or at a later date.

10.2.3 The ADE reports shall be addressed to:

in case of PFD:

PIERRE FABRE DERMATOLOGIE – Pharmacovigilance
Attn : Mr. Jean-Paul DEMAREZ
45, place Abel Gance
92654 BOULOGNE (France)
Phone : (33).01.49.10.80.00
Fax : (33).01.49.10.80.90

in case of Connetics:

CONNETICS CORPORATION
Attn :Product Safety
3290 West Bayshore Rd
Palo Alto, California
94303
Phone : (650) 843-2986
Fax : (650) 843 – 2881
e-mail: product-safety.connetics.com

or to such other address as either Party may provide to the other Party in accordance with these notice provisions.

10.2.4 In addition to the mutual exchange of ADE information, via e-mail or fax, meetings will be held upon mutual agreement of the Parties for purposes of discussing ADE reporting issues (such as regarding the mutual exchange of ADE information as defined in agreed procedures to be agreed by Connetics and PFD). PFD shall forward an agenda of any such meetings to Connetics one (1) month prior to the date of such meetings.

10.2.5 For the avoidance of doubt, the Parties agree that this Section 10.2 is not intended to refer to product complaints other than medical and safety complaints. As between the Parties, PFD agrees to be solely responsible for the receipt of, response to and, to the extent possible, rectification of, all complaints related to the manufacture, sale and distribution of the Product.

10.3 Notification and Recall

          If any Regulatory Authority issues or requests a recall or takes similar action in connection with the Product, or if either Party determines that an event, incident or circumstance has occurred which may result in the need for a recall or market withdrawal, the Party notified of or wishing to initiate such recall or similar action shall, within twenty-four (24) hours, advise the other Party of notification or its determination by telephone or facsimile, after which the Parties shall promptly discuss and work together to effect an appropriate course of action; provided, however, that either Party may initiate a recall or market withdrawal after such notification and discussion if it deems such action necessary or appropriate. Connetics shall be responsible for notification to FDA (or such other applicable Regulatory Authority with respect to countries other than in the Territory) and compliance with applicable laws outside the Territory in conducting such recall. PFD shall be responsible for notification to the applicable Regulatory Authority with respect to countries in the Territory and compliance with applicable laws in the Territory in conducting such recall of the Product.

10.4 Recall Expense

          10.4.1 If a recall of the Product results from the breach of a Party’s warranties or obligations under this Agreement, the breaching Party shall bear the full expense of both Parties incurred in any such recall.

          10.4.2 The Parties agree that expenses of a Product recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product and the amount paid for the recalled Product.

          10.4.3 If a recall of the Product is partially caused by Connetics’ actions or omissions and partially caused by PFD’s actions or omissions, then each Party shall be responsible for its proportionate share of the Product recall expenses based on its proportionate share of causation.

11 CONFIDENTIALITY AND PUBLICITY

11.1 Public Relations and Announcements

          11.1.1 The Parties shall agree upon and issue a press release upon the signing of this Agreement. The Parties shall endeavor to provide courtesy copies of any public announcements concerning the relationship created by this Agreement.

          11.1.2 Neither Party shall make any representations concerning the other without prior consent from the other Party.

          11.1.3 Except for such disclosure as is required by applicable law and/or stock exchange regulation, neither Party shall make any announcement, news release, public statement, publication or presentation relating to the existence of this Agreement or the arrangements referred to in this Agreement without the other Party’s prior written consent, which consent will not be unreasonably withheld. The Parties agree to coordinate the initial announcement and/or press release relating to this Agreement. Notwithstanding the foregoing, each Party consents to references to it in reports or documents or other disclosures sent to stockholders or filed with or submitted to any governmental authority or stock exchange. However, to the extent practicable, the Party making such references shall afford the other Party the prior opportunity to review the text of any such report, document or other disclosure the first time it is made and shall use reasonable efforts to comply with the other Party’s reasonable requests regarding changes.

          11.1.4 The Parties agree that once approval for disclosure of information has been obtained in accordance with the provisions of this Section 11.1, the Party that requested such approval shall be entitled to use such information without any obligation to seek further approval.

11.2 Confidentiality

11.2.1 The Parties acknowledge that by reason of their relationship to each other under this Agreement, each will have access to certain information and materials concerning Confidential Information, the other’s business, plans, trade secrets, customers (including, but not limited to, customer lists of both Parties), technology, and/or products that is confidential and of substantial value to that Party, which value would be impaired if such information were disclosed to Third Parties.

          11.2.2 Each Party agrees that it will not use in any way other than expressly authorized or contemplated under this Agreement, nor disclose to any Third Party, any Confidential Information revealed to it by the other Party (except that Confidential Information may be disclosed, as required for the purposes of this Agreement, to any Regulatory Authority, an Affiliate, assignee, distributor, consultant or Third Party contractor or research and development organization under similar written obligations of non-disclosure and non-use), and will take every reasonable precaution to protect the confidentiality of such information and with no less restrictive precautions than it takes to protect its own confidential information. If Confidential Information is required to be disclosed in response to a valid order by a court, regulatory authority or other government body of competent jurisdiction, or if otherwise required to be disclosed by law, or if necessary to establish the rights of either Party under this Agreement, the receiving Party shall use commercially reasonable efforts to provide the disclosing Party with advance notice of such required disclosure to give the disclosing Party sufficient time to seek a protective order or other protective measures, if any are available, for such Confidential Information

11.3 Remedy

          If either Party breaches any of its obligations with respect to this Article 11, or if such a breach is likely to occur, the other Party shall be entitled to seek equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages, provided by law, without posting a bond. PFD agrees that notwithstanding Section 15.4, PFD agrees to submit to the exclusive jurisdiction of the Courts of England in the event Connetics seeks any injunctive or other equitable relief to prevent the disclosure of the Confidential Information.

11.4 Agreement Terms

          Subject to Section 11.1, the Parties shall treat the terms and conditions of this Agreement as Confidential Information; provided, however, after written notification to the other Party, each Party may disclose the existence of this Agreement and the material terms and conditions of this Agreement under circumstances that reasonably ensure the confidentiality thereof to: (a) any government or regulatory authorities, including without limitation the United States Security and Exchange Commission pursuant to applicable law (excluding, to the extent legally permitted, disclosure of financial terms in any publicly available versions of information so disclosed), (b) its legal representatives, advisors and prospective investors, and (c) Connetics’ licensors to the extent required for compliance with Connetics’ obligations under the Third Party Licenses.

12 EXPORT CONTROLS

12.1 Export Controls

          PFD understands and acknowledges that Connetics Australia Pty Ltd (“Connetics Australia”), as a wholly owned subsidiary of Connetics, a U.S. company, and Connetics are subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of Connetics Australia and Connetics to provide the Know-how, Developments and Improvements, and Technology to PFD, and PFD’s obligation to provide the Product, shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979 as amended, any successor legislation, and the Export Administration Regulations, Bureau of Export Administration.

12.2 Ethical Business Conduct

          12.2.1 PFD hereby represents and warrants that:

(a)	in carrying out its responsibilities under this Agreement, PFD and its owners, officers, directors, employees, and agents have not and will not pay, offer or promise to pay, or authorize the payment directly or indirectly, of any money, gift, or anything of value to any government official in the Territory or employee or any political party or candidate for political office in the Territory for the purpose of influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person (any such payment is a “Prohibited Payment”). A Prohibited Payment does not include (i) modest facilitating payments to low-level government employees for the purpose of expediting or securing a routine administration action ordinarily performed by such employees, provided that the recipient of such service or action is entitled to receive such service or action and the payment is customary and appropriate in the Territory; or (ii) payment for reasonable and bona fide expenditures, such as travel and lodging expenses, which are directly related to the promotion, demonstration or explanation of products or services, or the execution or performance of a contract with a foreign government or agency of a foreign government; provided that such payments are permissible under local law and customer guidelines.

(b)	No owner, partner, officers, directors or employees of PFD or any Affiliate of PFD is or will become an official or employee of any government in the Territory during the Term without the prior approval of Connetics, which approval will not be unreasonably withheld; provided that it shall not be deemed unreasonable for Connetics to withhold such approval if Connetics determines that the effect of such owner, partner, officers, directors or employees becoming an official or employee of such government may result or is likely to result in a contravention, either in whole or in part, of the provisions of this Section 12.2.

(c)	PFD recognizes that Connetics and Connetics Australia are not fully familiar with the laws, rules, orders, regulations, policies and customs of the Territory and that Connetics and Connetics Australia have entered into this Agreement on the material reliance of PFD’s representation and warranty that this Agreement and the relationship created between Connetics, Connetics Australia and PFD does not violate any law, rule or regulation of the Territory, including laws regulating elections. PFD further represents and warrants that neither the receipt or payment of fees under this Agreement nor performance of any services under this Agreement is in any respect a violation of the laws, rules, orders, prohibitions, regulations or policies of the Territory.

(d)	If either Connetics or Connetics Australia has reason to believe that a breach of any of the representations and warranties of this Section 12.2 has occurred or may occur, Connetics Australia and/or Connetics may withhold any payments they might owe to PFD until such time as they, or either of them, have received confirmation to their satisfaction that no breach has occurred or will occur. Neither Connetics nor Connetics Australia shall be liable to PFD or any Affiliate of PFD for any claim, losses, or damage whatsoever related to the decision of Connetics or Connetics Australia, or either of them, to withhold payments under this provision.

13 PIERRE FABRE TECHNOLOGY

13.1 Right of Refusal

          In further consideration of the license granted to PFD under this Agreement, PFD HEREBY GRANTS to Connetics, or Connetics’ nominee, an exclusive right of first and last refusal to negotiate and enter into an exclusive license in the United States of America, with right to sublicense, to any and all patents, know-how, technology and any other intellectual property associated either in whole or in part with onychomycosis technology either owned, developed and/or licensed or assigned to PFD and/or its Affiliates (“PFD Rights”). Terms and conditions of exercise of such right of first and last refusal will be detailed in the offer issued by PFD in accordance with this Section 13, such offer to be issued within forty five (45) days of Connetics’ written request.

          13.2 Connetics’ Rights

          The Parties agree that Connetics may exercise its right of first and last refusal (“Connetics’ Rights”) at any time during the Term. Any such exercise of Connetics’ Rights shall be in writing. PFD agrees that if Connetics exercises the Connetics’ Rights, PFD will not offer PFD Rights to any third party during the period of the offer of PFD Rights to Connetics and until a license is entered into between Connetics and PFD with regard to such PFD Rights after good faith negotiations not to last more than sixty (60) days. Connetics shall have ninety (90) days to respond to the offer of PFD Rights and PFD agrees that Connetics is entitled to offer terms in response to the offer of PFD Rights.

13.3 Sole Rights

          PFD and Connetics agree that the terms of the exclusive license to PFD Rights shall be interpreted to mean that Connetics, or its nominee, shall have exclusive rights, together with PFD or PFD’s U.S. subsidiary, to market any and all products developed which in whole or in part contain PFD Rights.

13.4 Alternative Technology

          PFD agrees that if the PFD Rights do not result in the development of a product, then in such event, PFD shall use its best endeavors to propose at no cost to Connetics another technology from PFD’s dermatology product development portfolio. But, for the avoidance of any doubt, the Parties agree that the terms of any agreement eventually arising from such a proposal may involve payments to be made by Connetics to have access to such PFD’s alternative technology.

13.5 Term of Right of Refusal

          PFD agrees that the term of the rights granted in this Article 13 shall remain in full force and effect for the Term.

14 TERMINATION

14.1 Termination

          In addition to and notwithstanding the termination rights stated elsewhere in this Agreement, this Agreement may be terminated as follows:

14.1.2 For Breach by Connetics

          If Connetics fails to comply with any of its material obligations contained in this Agreement (“Connetics Breach”), PFD shall be entitled to give Connetics notice specifying the nature of the Connetics Breach and stating its intent to terminate this Agreement if the Connetics Breach is not cured. This Agreement shall terminate forty-five (45) Business Days after Connetics receives such notice if Connetics does not cure or commence action to cure the Connetics Breach to the reasonable satisfaction of PFD.

          14.1.3 For Breach by PFD

          Upon failure by PFD to comply with any of its material obligations contained in this Agreement, including the failure to timely render undisputed payments to Connetics of any amounts due under this Agreement (“PFD Breach”), Connetics shall be entitled to give PFD notice specifying the nature of the PFD Breach and stating its intent to terminate this Agreement if the PFD Breach is not cured. This Agreement shall terminate forty-five (45) Business Days after PFD receives such notice if PFD does not cure or commence action to cure the PFD Breach to the reasonable satisfaction of Connetics.

14.1.4 Termination by PFD

          PFD shall have the right to terminate this Agreement by giving one hundred eighty (180) Business Days prior written notice to Connetics for any reason or no reason; provided that Connetics may elect at its sole discretion to continue development of the Product in the Territory. PFD agrees that in the event PFD terminates this Agreement without cause, any such termination shall be without prejudice to Connetics’ right to enter into an exclusive license for the PFD Rights in terms of Section 13 of this Agreement for any Connetics’ Rights exercised by Connetics on or before the effective date of termination of this Agreement pursuant to this Section 14.1.4.

14.1.5 Termination for Insolvency

          Either Party may terminate this Agreement immediately upon delivery of written notice to the other Party (a) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other Party’s debts, provided, however with respect to involuntary proceedings, that such proceedings are not dismissed within one hundred and twenty (120) Business Days; (b) upon the other Party’s making an assignment for the benefit of creditors; (c) upon the other Party’s dissolution or ceasing to do business; or (d) upon the appointment of a receiver or receiver and manager, trustee, administrator or official manager or agent of a secured or unsecured creditor to any of the other Party’s property.

          14.1.6 PFD Compliance Failure

          PFD agrees that Connetics shall be entitled to terminate this Agreement and the license granted under this Agreement upon twenty–four (24) hours written notice to PFD in the event PFD, its Affiliates or its sublicensees are in breach of the provisions relating to Export Controls and Ethical Business Conduct contained in Section 12.

14.2 Effect of Termination

14.2.1 Effect on License

          Upon the expiration or earlier termination of this Agreement, the rights licensed under this Agreement shall be treated as follows:

(a)	Upon the expiration of the Term, PFD shall have a fully paid-up, perpetual, irrevocable, royalty-free, transferable, worldwide, non-exclusive right and license under the licensed Know-how and Intellectual Property existing as of the date of such expiration to make, have made, use, offer to sell, and sell Products in the Territory.

(b)	Upon termination pursuant to Sections 14.1.3, 14.1.5 or 14.1.6 all rights to the Product (except to PFD’s trademarks) in the Territory shall revert to Connetics; provided however, any license in effect relating to PFD Rights as set forth in Section 13 above shall remain in full force and effect.

(c)	Upon termination by PFD pursuant to Section 14.1.2, or pursuant to Section 14.1.5 due to Connetics’ insolvency, the license granted to PFD pursuant to this Agreement shall become a fully paid up, perpetual, irrevocable, royalty-free, transferable, exclusive as to the Territory, license under the licensed Know-how and Intellectual Property existing as of the date of such termination, to have made, use, offer to sell, and sell Products in the Territory, with the right to sublicense.

14.2.2 Ongoing Obligations

          14.2.2.1 Except as expressly provided in this Agreement, termination of this Agreement pursuant to Article 14 shall not relieve the Parties of any right or obligation, including but not limited to any payment obligations, accrued prior to or upon such expiration or termination.

          14.2.2.2 Upon expiration or termination of this Agreement for any reason, each Party shall immediately return to the other Party or destroy any Confidential Information disclosed by the other Party, except that each Party may retain one copy of such Confidential Information marked and used for legal archival purposes only. In particular, if this Agreement is terminated pursuant to Section 4.1.3 or by Connetics in accordance with Article 14, PFD shall, and shall ensure that the PFD-designated Listed Manufacturer and PFD’s sublicensees shall, return to Connetics all Know-how and Technology and such other Connetics’ confidential and proprietary information transferred to PFD or such Listed Manufacturer

          14.2.2.3 The provisions of Sections 4.1, 4.1.2, 4.1.3, 4.3, 4.4.1, 4.4.2, 4.4.3, 4.5, 4.6, 7.2.17, 14.1.4, and Article 11 shall survive the expiration or termination of this Agreement.

14.2.3 Inventory

          Notwithstanding the foregoing, if this Agreement is terminated pursuant to Sections 14.1.3, or 14.1.6 or if Connetics terminates this Agreement pursuant to Section 14.1.5, PFD shall return the Product in its inventory at PFD’s sole cost and expense and Connetics shall re-imburse PFD for such returned Product at the price paid by PFD for the Product, such payment due upon Connetics’ receipt of the returned inventory. Furthermore, upon termination of this Agreement pursuant to Section 14.1.5, PFD shall have the right to continue to sell Product in its inventory, but shall have no right to continue to have Product manufactured.

14.2.4 Assignment of Regulatory Approvals

          If this Agreement is terminated pursuant to Sections 4.1.2, 4.1.3, 14.1.3, or 14.1.6 or if Connetics terminates this Agreement pursuant to Section 14.1.5, PFD shall before the effective date of such termination assign and deliver to Connetics or Connetics’ nominee any and all Regulatory Approvals PFD has to manufacture, distribute, use, offer to sell and sell the Product in the Territory.

15 GENERAL

15.1 Severance

          If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, then: (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the Parties, it will be stricken; (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and (c) the remaining provisions of this Agreement will remain in full force and effect.

15.2 Waiver

          No term or condition of this Agreement is considered waived unless reduced to writing and duly executed by an officer of the waiving Party and any waiver by any Party of a breach of any term or condition of this Agreement is not considered as a waiver of any subsequent breach of the same or any other term or condition.

15.3 Governing Law

          This Agreement shall be governed, controlled, interpreted and defined by and under the laws of the State of California and the United States without regard to that body of law known as conflicts of law; provided that issues relating to the validity and enforcement of patents shall be governed by the laws of the jurisdiction by which such patent was granted. The Parties specifically disclaim application to this Agreement of the Convention on Contracts for the International Sale of Goods.

15.4 Dispute Resolution

          15.4.1 The Parties shall endeavor to resolve in good faith any disputes or conflicts arising from or relating to the subject matter of this Agreement, failing which either Party shall submit such conflict for resolution to the Chief Executive Officers of Connetics and PFD. If the Chief Executive Officers of Connetics and PFD are unable to resolve such conflict within thirty (30) Business Days after such conflict is submitted to them for resolution, such conflict may be submitted to arbitration in accordance with the rules of arbitration of the International Chamber of Commerce and heard before a panel of three (3) arbitrators. Such arbitration will be held in London, England, and conducted in the English language.

          15.4.2 All submissions shall be made in English or with an English translation.

          15.4.3 Witnesses may provide testimony in a language other than English, provided that a simultaneous English translation is provided.

          15.4.4 Each Party shall bear its own translation costs.

15.5 Force Majeure

15.5.1 The Parties will not be responsible towards each other for any delay if they cannot perform their respective contractual obligations under this Agreement due to any cause of Force Majeure (“Force Majeure”), i.e. any cause, unavoidable and insurmountable with reasonable efforts such as but not limited to:

•	natural disasters such as earthquake, flood, abnormal atmospheric conditions, epidemics;

•	state of war, declared or not;

•	public disorders such as insurrections, revolts, strikes, lock-outs, and other labor disputes of any nature and public and social demonstrations, riots;

•	binding decisions of one Party’s Government or any international body such as embargo, prohibitions or limitations of any kind;

•	any other event beyond one Party’s reasonable control.

In such a case, the Party claiming Force Majeure will notify the other Party without undue delay of the causes of any delay and the necessary extension of performance of time-limits.

          15.5.2 The onus to establish the occurrence of Force Majeure lies with the Party who is seeking the invocation of this Article by means of producing the documentary evidence to that effect.

15.5.3 Any delay due to Force Majeure will not be a sufficient reason to obtain an early termination of this Agreement in whole or in part.

15.5.4 The Party unable to perform under the Agreement as a result of Force Majeure shall use its best efforts to eliminate the cause giving rise to the inability to perform as soon as possible and continue performance, when such cause is removed.

15.5.5 However, should such non-performance as a result of Force Majeure extend beyond a six (6) months’ period, the Parties may then consider the means by which this Agreement may be terminated in whole or in part subject to a mutual agreement.

15.6 Entire Agreement

          This Agreement sets forth the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings and representations including the Term Sheet.

15.7 Amendment

          No part of this Agreement may be amended or modified unless reduced to writing making specific reference to this Agreement and signed by the authorized representatives of the Parties.

          15.8 Notices

          Any notice, demand or other communication (“Notice”) to be given or required to be made pursuant to this Agreement is to be in writing and is to be given by international air courier, facsimile or hand to a Party at the Party’s address following:

To:	General Counsel
Connetics Corporation
3290 West Bayshore Road
Palo Alto, California 94303
Facsimile No. +650-494-0172

To:	Pierre Fabre Dermatologie,
General Counsel
Les Cauquillous
BP 100
81 506 LAVAUR Cedex (France)
Fax : (33) 5 63 58 86 68

          or at such other address or facsimile number as is notified in writing by one Party to the other Party. A Notice is deemed to be given or served:

(a)	when sent by international air courier on the second Business Day following the day on which it was posted;

(b)	when transmitted by facsimile during normal business hours on a Business Day on that day, or in any other case of transmission by facsimile on the Business Day following the day of transmission;

(c)	when delivered by hand during normal business hours on a Business Day on that day, or in any other case of hand delivery on the Business Day following the day of delivery.

15.9 Payments

          All payments to be made under this Agreement will, unless otherwise agreed, be made in United States Dollars currency to Connetics’ address set forth at the beginning of this Agreement or such other address as Connetics may notify PFD in writing and will be paid free of exchange but subject to deduction of any withholding tax established by the French Government, which rate as of the Effective Date shall not exceed Five percent (5%) as the reduced rate of the withholding tax established by the Treaty between the United States and France for the avoidance of double taxation.

15.10 Independent Contractor

          Each Party is and shall be considered to be an independent contractor of the other Party. Neither Party shall be the legal agent of the other for any purpose whatsoever and neither Party has any right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or on behalf of the other Party. Neither Party shall be bound by, or liable to any third persons due to, any act or for any obligation or debt incurred by the other toward such third party, except to the extent that the Party so to be bound specifically agrees in writing.

15.11 Language; Interpretation

          The Parties agree that English shall be the governing language of this Agreement.

15.12 Counterparts

          This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

[Balance of Page is Intentionally Blank – Signature Page Follows]

EXECUTION

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement in duplicate originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Effective Date.

SIGNED for and on behalf of CONNETICS CORPORATION by:

SIGNATURE: /s/ Thomas G. Wiggans

PRINT NAME: Thomas G. Wiggans

TITLE: President and Chief Executive Officer

DATE: September 29, 2004

SIGNED for an on behalf of PIERRE FABRE DERMATOLOGIE a duly authorized officer

SIGNATURE: /s/ P.A. Poier

PRINT NAME: P.A. Poier

TITLE: General Counsel - Company Secretary

DATE: September 28, 2004

EXHIBIT A

PERMITTED USE

Clobetasol Propionate

Product/Active Ingredient	Clobetasol propionate (0.05%)
Formulation	Hydroethanolic quick-break mousse
Permitted Use	Topical applications for Skin dermatoses in humans
Specifications	To be provided to PFD separately

A-1

EXHIBIT B

INTELLECTUAL PROPERTY

PATENT SCHEDULE

Title: Corticosteroid – Containing Pharmaceutical Composition

Priority Application Date: 3rd March 1995

Earliest Publication Date/No: 12th September 1996/WO96/27376

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     • includes: Austria, Belgium, Denmark, France, Germany, Greece, Luxembourg, Netherlands, Portugal, Spain, Sweden, Switzerland

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EXHIBIT C

THIRD PARTY LICENSES

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EXHIBIT D

MINIMUM ANNUAL SALES

Unitary sales forecast — OLUX 100 G / Pierre Fabre Dermatologie

Work hypothesis

Foam formulation: 0.05 % Clobetasol propionate — Class I dermocorticoid
Indication for Europe: scalp corticosensitive dermatosis — limited indication
Content: 100 g.

Sales forecast core countries:

	Spain	Portugal	Germany	Belgium	Switzerland	Greece
Forecast in units
(x 000)	[**]	[**]	[**]	[**]	[**]	[**]
Y1(year 1)
Total Y1: [**]
Forecast in units
(x 000)	[**]	[**]	[**]	[**]	[**]	[**]
Y2(year 2)
Total Y2:[**]
Forecast in units
(x 000)	[**]	[**]	[**]	[**]	[**]	[**]
Y3(year 3)
Total Y3: [**]
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Total Y1 + Y2 + Y3
per country

TOTAL = [**] UNITS

**	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT E
ADVERSE EVENT REPORTING PROCEDURE

STANDARD OPERATING PROCEDURE
TO BE USED IN THE INFORMATION EXCHANGES RELATED TO
SAFETY AND TOLERABILITY OF MEDICINAL PRODUCTS

SUMMARY

1 – APPLICABILITY

2 – LANGUAGE – CONTACT PEOPLE

3 – TRANSMISSION DURING MARKETING (except clinical trial)

     3.1 Principles

     3.2 Report frequency

3.2.1 Serious adverse reactions (SADRs)

3.2.2 Non serious adverse reactions

3.2.3 Periodic safety update reports (PSUR)

3.2.4 Modifications of the SPC safety-related paragraphs

4 – TRANSMISSIONS DURING CLINICAL TRIALS

5 – OTHER TRANSMISSIONS OF INFORMATION

6 — reportable adverse reaction – minimum information

7 — product labelling activities

8 – APPENDICES

     8.1 DEFINITIONS

     8.2 PLANNING OF PSURs

     8.3 LIST OF CONTACT PEOPLE

     The purpose of this Adverse Event Reporting Procedure (“Procedure) is to allow the best transmission of the data related to tolerability and safety of the medicinal product listed below between the parties signatory to the license agreement for the product listed below (“License”):

Clobetasol propionate foam (0.05%)

     The Procedure relates to the exchanges between the parties’ pharmacovigilance structures, during either clinical trials or product marketing.

The Procedure is not intended to describe the methods of collection and transmission of information inside each party, organized by specific S.O.P.

The Procedure is strictly limited to pharmacovigilance activities, without prejudice to any decisions likely to occur as a result of information exchanges involving other structures than the pharmacovigilance departments. The Procedure does not take into account the requirements imposed by the regulations of the competent regulatory authorities to the Pharmacovigilance department of each party; this is particularly pertinent to the time frame of data transmission subjected to reporting. Each party is responsible for the expedited reporting to the appropriate health authorities.

1 – APPLICABILITY

This Procedure describes the information transmission methods, related to the safety and tolerability of the medicinal product concerned by the License, resulting from spontaneous notifications made between the parties’ pharmacovigilance structures during the therapeutic use, through either periodic reports or notifications of serious adverse events during clinical trials, whatever the origin.

2 – LANGUAGE – CONTACT PEOPLE

The transmitted documents must be drafted in English. The technical terms used correspond to the meaning specified in Appendix 8.1 (Definitions).

A list with the details of all professionals working with each party who are responsible for the implementation of this Procedure is provided in Appendix 8.3. Each party must spontaneously update this list in the event of any modification (and specify its date).

3 – TRANSMISSION DURING MARKETING (except clinical trial)

3.1 Principles

This provision relates to adverse reactions which are notified spontaneously to the parties by health-care professionals or patients, reported by the health authorities or described in the literature and which are supposed to be related to the medicinal product.

In the case of drug marketed under different names by each party in the same country, each party takes into account the information relating to the adverse reactions of their own product. The INN notifications are the responsibility of PFD.

For adverse reactions described in the literature, each party takes into account the information related to the adverse reactions of its own product. The INN publications are the party’s responsibility operating in the country of origin of the publication (or in the country where the review has its first address if this information is not specified). Case reports from the literature are sent together with a copy of the publication which does not need a translation in English (if the latter is not written in this common language).

The parties can request precise details or further information concerning the current files at any time.

3.2 Report frequency

3.2.1	Serious Adverse Drug Reactions (SADRs)

The SADRs are sent by fax or e-mail to the party using either MedWatch forms or CIOMS form, as appropriate, within ten calendar days following their notification. This time is reduced to five calendar days following notification of a fatal or life threatening event.

The follow-up information of these SADRs, including fatal information, is faxed within ten calendar days upon reception. Partners can request precise details or further information concerning the current files at any time.

3.2.2	Non serious adverse reactions

Adverse reactions not considered to be serious are the subject of information from the party on a quarterly basis, as a summary table (line listing). The party can request precise details or further information concerning the current files at any time.

3.2.3.	Periodic safety update reports (PSUR)

Within the framework of the License between the parties, the PSUR periodicity must be dealt with and a calendar must be set up, anticipating notably the possible integration of international Global PSURs and national PSURs of the medicinal product, according to its definition.

According to this calendar provisions (taking into account the regulatory periodicities) each party, as either the Marketing Authorisation holder or the national licensee, addresses a copy of the report to the other party at the time of sending it to the appropriate health authorities.

The PSUR calendar between both parties is revised if Marketing Authorisation modifications can justify a new periodicity.

The PSUR calender is attached to the Procedure (Appendix 8.2)

Additional regulatory reports required by a health authority are also transmitted to the party at the same time that they are sent to the requiring health authority.

3.2.4.	Modifications of the SPC safety-related paragraphs

The parties will inform each other about any modification made to the safety-related paragraphs in the SPC of the medicinal product concerned by this convention. This information is made prior to draft the regulatory report of the modification, in order to make them coordinated, if necessary.

4 – TRANSMISSIONS DURING CLINICAL TRIALS

Each party will inform by e-mail the other party of any serious adverse event (SAE) occurring during a clinical trial carried out with the medicinal product or the product under development concerned by this convention and of which a party is the sponsor.

This information will be sent using either a MedWatch form or a CIOMS form or even a SAE report form (as may be appropriate) within ten calendar days upon reception of the information by the pharmacovigilance department.

The follow-up reports are exchanged according to the same procedures, and the evolution is documented until the concerned patient’s recovery or stabilization or until the end of the clinical trial, as appropriate.

SAE information is sent without systematically breaking the blind.

Any information related to the result of a possible breaking of the blind is sent to the partner.

The case reports, after breaking the blind at the end of the study, are sent to the partner according to a list of attribution.

The party’s pharmacovigilance department may send the final clinical trial report to the other party, as soon as available, if the latter requests it.

Should any questions be raised by the authorities, they will be answered by the party identified as the trial sponsor.

5 – OTHER TRANSMISSIONS OF INFORMATION

The pharmacovigilance team can agree to communicate significant documents such as expert reports, updated investigator brochure, scientific documentations, etc. even if this is not necessarily envisaged by this document.

It is up to the pharmacovigilance departments of the respective parties to discuss at any moment about the exchanged information.

6 – REPORTABLE ADVERSE REACTION – MINIMUM INFORMATION

A reportable adverse drug reaction (ADR) requires the following minimum information:

a)	an identifiable reporter – the reporter can identify by either name or initial, or address or qualification (e.g,. physician, dentist, pharmacist, nurse)

b)	an identified patient – the patient can be identified by initials or patient number, or date of birth (or age information if date of birth is not available) or sex. The information should be as complete as possible.

c)	at least one suspected substance/medicinal product

d)	at least one suspected adverse reaction

The minimum information is the smallest amount of information required for the submission of a report and every effort should be made to obtain and submit further information when it becomes available.

7 – PRODUCT LABELLING ACTIVITIES

Each party will be responsible for writing and maintaining its own local information for the medicinal product in its respective territory and will inform each other of any significant safety changes. Connetics will provide PFD with a copy of the current labelling or Company Core Safety Information for clobetasol propionate foam (0.05%) as of the effective date of the License, and each party will furnish the other party with copies of any revised labelling in a timely manner following regulatory approval of the revisions.

8 – APPENDICES

8.1 DEFINITIONS

8.1.1 Reference

Volume 9 of the Rules Governing Medicinal Products in the European Union Standard terminology; ICH and FDA standard terminology as may be in effect from time to time.

8.1.2 Adverse Event (or adverse experience) (AE)

An undesirable experience occurring following administration of a medicinal product. An adverse event does not necessarily have a causal relationship with the treatment.

8.1.3 Adverse Reaction / Adverse Drug Reaction (ADR)

Adverse reaction means a response to a medicinal product which is noxious and unintended and which occurs at doses normally used in man for the prophylaxis, diagnosis or therapy of disease or for the restoration, correction or modification of physiological function. Adverse drug reaction in this context is considered as synonymous with adverse reaction and suspected adverse drug reaction.

A reaction, contrary to an event, is characterised by the fact that a causal relationship between the drug and the occurrence is suspected, i.e. judged possible by the reporting or a reviewing health-care professional. If a reaction is spontaneously reported by a health-care professional, this usually implies a positive judgement from the reporter unless the reporter explicitly gives a negative judgement on the causal relationship.

8.1.4 Unexpected Adverse Reaction

Unexpected Adverse Reaction means an adverse reaction, the nature, severity or outcome of which is not consistent with the Summary of Product Characteristics. It also includes class-related reactions which are mentioned in the SPC but which are not specifically described as occurring with the product.

For products authorized nationally, the relevant SPC is that approved by the competent authority in the member state to which the reaction is being reported.

For centrally authorized products, the relevant SPC is the SPC authorized by the European Commission.

8.1.5 Listed Adverse Drug Reaction

An adverse reaction whose nature, severity, specificity and outcome are consistent with the information in the company core safety information (CCSI).

8.1.6 Unlisted Adverse Drug Reaction

An adverse reaction which is not specifically included as a suspected adverse effect in the company core safety information (CCSI). This includes an adverse reaction whose nature, severity, specificity or outcome is not consistent with the information in the CCSI. It also includes class-related reactions which are mentioned in the CCSI but which are not specifically described as occurring with this product.

8.1.7 SUSARs :

Suspected unexpected serious adverse reactions.

8.1.8 Serious Adverse Drug Reaction (SADR)

Serious adverse reaction means an adverse reaction which results in death, is life-threatening, requires inpatient hospitalization, or prolongation of existing hospitalization, results in persistent or significant disability or incapacity, or is a congenital anomaly/birth defect.

It also includes serious adverse clinical consequences as described above associated with use outside the terms of the Summary of Product Characteristics (SPC) (including, for example, prescribed doses higher than those recommended), overdoses or abuse.

Medical judgement should be exercised in deciding whether a reaction is serious in other situations. Important adverse reactions that are not immediately life-threatening or do not result in death or hospitalization but may jeopardise the patient should be considered as serious.

8.1.9 Spontaneous Report or Spontaneous Notification

A communication to a company, regulatory authority or other organization that describes a suspected adverse drug reaction in a patient given one or more medicinal products and which does not derive from a study.

8.1.10 Company Core Safety Information (CCSI)

All relevant safety information prepared by Connetics and which the Connetics requires to be listed in all countries where the company markets the drug, except when the local regulatory authority specifically requires a modification. It is the reference information by which listed and unlisted are determined for the purpose of periodic reporting for marketed products, but not by which expected and unexpected are determined for expedited reporting.

8.1.11 International Birth date (IBD)

The date of the first marketing authorisation for a medicinal product granted to the marketing authorisation holder (MAH) in any country in the world. The International Birth Date for clobetasol propionate foam (0.05%) is the United States Approval date of 26 May 2000.

8.1.12 Medicinal product

Any medicine prepared in advance, marketed under a specific denomination and with a particular packaging.

8.1.13 Imputability

Valuation of the relationship between an adverse event (or adverse experience) and a medicinal product.

They can be valued using different scales according to the country. Pierre Fabre Médicament uses a 6-degree scale: I4 highly probable, I3 Probable, I2 Possible, I1 Doubtful, I0 not related, I9 Unknown/not available

The adverse reactions concerned by the present procedure are those whose relationship corresponds to one of the 4 degrees above-mentioned: I1, I2, I3, I4.

8.1.14 Periodic Safety Update Report (PSUR)

Report drafted by a pharmaceutical firm, as the MAH holder and\or PFD, concerning a marketed medicinal product. This report analyses the information obtained on the product relating to its safety in human in a place and a period of time determined by the regulations. The PSURs are drafted according to a typical plan detailed in the ICH or FDA procedures as may be in effect from time to time.

8.2 PLANNING OF PSURs

*****To be provided*****

8.3 LIST OF CONTACT PEOPLE

*****To be provided*****

EXHIBIT F

LISTED MANUFACTURERS

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EXHIBIT G

TERMS FOR INCLUSION IN CONTRACT
WITH LISTED MANUFACTURER

In accordance with the provisions of Section 5.1.1, PFD agrees to incorporate in the agreement to have the Product manufactured by a Listed Manufacturer the following provisions:

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